FROM:             THE WARNACO GROUP, INC.
                  90 Park Avenue, 26th Floor
                  New York, NY 10016
                  Contact:  Stanley P. Silverstein, Tel: (212) 287-8455

                  Rubenstein Associates, Inc.
                  Public Relations
                  Contact:  Howard J. Rubenstein Tel: (212) 843-8080
                            Gerald McKelvey      Tel: (212) 843-8013


                   Warnaco Announces Waiver of Covenants

NEW YORK, NEW YORK (May 16, 2001) - The Warnaco Group, Inc. (NYSE: WAC) announced that it has received a waiver of certain financial covenants from its lenders through June 15, 2001, which will be filed tomorrow with the Securities and Exchange Commission. To avoid a possible default after expiration of the waiver, Warnaco would require a further waiver or amendment to the covenants. Warnaco is currently exploring all of its alternatives which, as previously reported, include, among other things, the refinancing or restructuring of its existing debt and asset sales. There can be no assurance that the Company will be able to refinance or restructure its debt or engage in asset sales.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Van Raalte(R), Lejaby(R), Weight Watchers(R), Bodyslimmers(R), Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R), men's, women's, and children's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren(R) women's and girls' swimwear, Oscar de la Renta(R), Anne Cole Collection(R), Cole of California(R) and Catalina(R) swimwear, A.B.S.(R) women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories.